PROFFITT'S, INC. REPORTS RECORD OPERATING
       RESULTS FOR THE SECOND QUARTER ENDED AUGUST 1, 1998

                                          Contact:  Julia Bentley
                                                   (423) 981-6243

The management of Proffitt's, Inc. has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, August 19, 1998, to discuss the second quarter results. To participate, please call
(816) 650-0773 (10 minutes prior to the call). There will be a replay of the call at 2:00 p.m. Eastern Time the same day. The dial-in number is (816) 650-0771.

Birmingham, Alabama (August 18, 1998)--Department store retailer
Proffitt's, Inc. (NYSE: PFT) ("Proffitt's" or the "Company") today announced results for the second quarter and six months ended August 1, 1998.

Proffitt's merged with Carson Pirie Scott & Co. ("Carson's") on January 31, 1998, immediately before the Company's most recent fiscal year end. Results discussed herein are consolidated and have been restated to include Carson's for the prior year due to the pooling-of-interests accounting treatment. Earnings per share numbers below are diluted, and average shares outstanding below reflect the Company's October 1997 2-for-1 Common Stock split.

As previously announced, for the second quarter ended August 1, 1998, total Company sales were $777.1 million, a 6% increase over sales of $736.1 million in the prior year. Total Company sales increased 4% on a comparable stores basis for the second quarter.


Prior to the non-recurring items outlined below, net income for the quarter ended August 1, 1998 totaled $18.6 million, or $.20 per share, compared to $12.0 million, or $.14 per share, in the prior year, representing a 55% increase in net income and a 43% increase in earnings per share. For the quarter, weighted average diluted shares outstanding totaled 94.0 million this year compared to 86.5 million last year.

As expected, the Company incurred certain non-recurring charges for the second quarter ended August 1, 1998 totaling $4.6 million after tax, or $.05 per share. The Company incurred non-recurring charges of $5.0 million after tax, or $.06 per share, in the prior year second quarter ended August 2, 1997.

After recognition of the non-recurring items, the Company realized net income of $14.0 million, or $.15 per share, for the quarter ended August 1, 1998, compared to $6.9 million, or $.08 per share, last year.
                              (more)

As previously announced, on a year-to-date basis, total Company sales were $1,610.3 million compared to $1,520.6 million last year, a 6% increase. On a comparable stores basis, year-to-date total
Company sales increased 4% over last year.

Prior to the non-recurring items outlined below, net income for the six months ended August 1, 1998 totaled $41.6 million, or $.44 per share, compared to $26.9 million, or $.31 per share, in the prior year, a 55% increase in net income and a 42% increase in earnings per share. For the six months, weighted average shares outstanding totaled 93.7 million this year compared to 86.2 million last year.

For the six months, non-recurring items totaled $6.7 million after tax, or $.07 per share. For the prior year period ended August 2, 1997, non-recurring items totaled $6.8 million after tax, or $.08 per share.

After recognition of the non-recurring items, the Company realized net income of $34.9 million, or $.37 per share, for the six months ended August 1, 1998, compared to $20.2 million, or $.23 per share, last year.

Second quarter and year-to-date current and prior year net income and diluted earnings per share performance is summarized as follows (numbers may not foot due to rounding):

                                           Quarter Ended         Six Months Ended
                                              ----------------------- -----------------------
                                            8/1/98               8/2/97                    8/1/98                   8/2/97
                                                  ----------            ----------               ---------                ----------
                                      Aftter            After            After
                                       Tax $     EPS     Tax $    EPS    Tax $    EPS   Tax$      EPS
                                     (in mil.)        (in mil.)         (in mil)        (in mil.)
                                       ----     ----     ----    -----    ----    ----  -----     -----
Net income before non-recurring
   items                               $18.6    $.20     $12.0   $.14    $41.6   $.44    $26.9   $.31
Non-recurring items:
 Merger, restructuring, & integration
   costs related to Carson's merger    (0.6)    (.01)                    (1.4)  (.02)
 Merger, restructuring, & integration
   costs related to previous mergers   (1.8)    (.02)    (1.0)  (.01)    (2.2)  (.02)   (1.9)   (.02)
 Loss on long-lived assets             (0.2)                             (0.2)
 ESOP expenses                                           (0.7)  (.01)                   (1.1)   (.01)
 Extraordinary loss on extinguishment
     of debt                           (0.3)             (1.1)  (.01)    (0.3)          (1.1)   (.01)
 Year 2000 expenses                    (1.6)    (.02)    (2.2)  (.03)    (2.5)  (.03)   (2.6)   (.03)
                                        ----    ----     ----    ----    ----   ----     ----   ----

Net income after non-recurring items   $14.0    $.15     $6.9   $.08     $34.9  $.37    $20.2    $.23


On August 17, 1998, the Company announced that its
Registration Statement relating to its planned acquisition of Saks Holdings, Inc. ("Saks"), the holding company for Saks Fifth Avenue, had been declared effective by the Securities and Exchange Commission. Special meetings of shareholders for both companies are scheduled for September 16, 1998, and the transaction is expected to close shortly after the special meetings. Upon the completion of the merger with Saks, the corporate name of the Company will be changed from Proffitt's, Inc. to Saks Incorporated.

                          (more)

On August 3, 1998, Proffitt's announced its planned acquisition of 15 department stores from Dillard's, Inc. This transaction is scheduled to close by the end of the third fiscal quarter of 1998.

R. Brad Martin, Chairman and Chief Executive Officer of
Proffitt's, Inc., commented, "Our record second quarter operating performance reflects solid comparable store sales growth of 4%, the expansion of our merchandise margins by 40 basis points, and achieving a reduction of 50 basis points in our selling, general, and administrative expenses. Our operating teams continue to focus on our customers and achieved our business plans in the midst of the merger activities related to Saks and the negotiations for the Mercantile/Dillard's properties. We are very excited about our planned merger with Saks Holdings, Inc.
as well as the acquisition of the 15 stores from Dillard's.
These strategic transactions further position us for a most promising future. We remain well-positioned to achieve our operating plans for the balance of 1998."

Proffitt's, Inc. currently operates 231 department stores and four free-standing furniture stores in twenty-four states under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Boston Store, and Bergner's. Upon completion of the merger with Saks and the acquisition of the Dillard's stores, the Company will operate over 300 department and specialty department stores, as well as 39 Off 5th stores, in 38 states.

Certain of the information presented in the press release is "forward-looking" information within the definition of the Federal securities laws. The forward-looking information presented in this press release is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company; the competitive pricing environment within the department and specialty store industries; the effectiveness of planned advertising, marketing, and promotional campaigns; appropriate inventory management; realization of planned synergies; effective cost containment;
and solution of Year 2000 systems issues by the Company and its suppliers. For additional information regarding these and other risk factors, please refer to the Company's public filings with the Securities and Exchange Commission, which may be accessed via EDGAR through the internet at www.sec.gov.

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